Exhibit 10.1

July 19, 2016

Ken Tacelli

via Echosign

Dear Ken,

The purpose of this letter is to memorialize the terms of your eligibility for severance with Datawatch Corporation (“the Company”) in the event that you are involuntarily terminated by the Company or a successor to the Company after a Change of Control (as defined in Paragraph 2), in either case without Cause (as defined in Paragraph 4) or if you terminate your employment with the Company for Good Reason (as defined in Paragraph 3).

1.	As an at-will employee, either you or the Company may terminate your employment at any time for any or no reason with or without notice. Neither this letter nor its terms constitute a contract for continued employment or a contract for a specific term of employment. Instead, this letter sets forth the terms of our agreement with respect to your eligibility for severance.

2.	For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:

(a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

(b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

Datawatch Corporation
4 Crosby Drive Bedford MA 01730	info@datawatch.com
T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

Exhibit 10.1

(c)There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any "person" (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the Voting Stock of the Company;

(d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period; provided, however, that a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (x) the Company, (y) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership. “

3.	In the event that you voluntarily terminate your employment with the Company at your own election and without Good Reason, you shall be entitled to no severance. For the purpose of this Agreement, “Good Reason” is defined as a material diminution in the nature or scope of your responsibilities, duties or authority; provided, however, that the transfer of certain job responsibilities, or the assignment to others of your duties and responsibilities while you are out of work due to a disability or on a leave of absence for any reason, shall not constitute a material diminution in the nature or scope of the your responsibilities, duties or authority as set forth in this Section. Good reason will also include a reduction in your title, office or reporting requirements, a reduction of your base salary and/or bonus opportunity, any change in benefits which makes them less favorable to you, the Company’s failure to include you in any incentive plans, particularly a plan related to any strategic plan initiative concerning a merger, sale or acquisition, or a relocation of the Company’s principal executive offices to a location more than 50 miles outside of Chelmsford, MA.

Datawatch Corporation
4 Crosby Drive Bedford MA 01730	info@datawatch.com
T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

Exhibit 10.1

4.	In the event that the Company terminates your employment for “Cause,” you shall be entitled to no severance. Termination by the Company shall constitute a termination for Cause under this Paragraph 3 if such termination is for one or more of the following reasons:

(a)           the willful and continuing failure or refusal by you to render services to the Company in accordance with your obligations to the Company;

(b)           gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of any other agreements executed in connection herewith;

(c)           the commission by you of an act of fraud, embezzlement or substantial disregard of the rules or policies of the Company;

(d)           acts which, in the judgment of the Board of Directors, would tend to generate significant adverse publicity toward the Company;

(e)           the commission, or plea of nolo contendere, by you of a felony; or

(f)           a breach by you of the terms of the Proprietary Information, Inventions and Non-Competition Agreement executed by you.

5.	In the event that the Company terminates your employment for any reason other than those stated in Paragraph 4 above or if you terminate your employment for Good Reason as defined in Paragraph 3, and you sign a comprehensive release in the form, and of a scope, acceptable to the Company (the “Release”), the Company will pay you severance payments in equal monthly installments at your then monthly base salary for six months following your termination (the “Severance Period”). Such payments shall be made in accordance with the Company’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.

For the duration of the Severance Period, the Company shall also pay to you a taxable monthly payment (the “Taxable Payments”) in an amount equal to the Company’s share of your monthly premium for group medical and dental coverage that is in effect immediately prior to termination of your employment. For the avoidance of doubt, the Taxable Payments may be used by you for any purpose, including, but not limited to continuation of your medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for which you shall be eligible immediately following termination of your employment, subject to the terms and conditions applicable to COBRA coverage.

If you breach your post-employment obligations under your Proprietary Information Inventions and Non-Competition Agreement, the Company may immediately cease payment of all severance and/or benefits described in this Agreement. This cessation of severance and/or benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

Datawatch Corporation
4 Crosby Drive Bedford MA 01730	info@datawatch.com
T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

Exhibit 10.1

6.           The terms of this agreement constitute the entire understanding relating to your employment and supersede and cancel all agreements, written or oral, made prior to the date hereof between you and the Company relating to your employment with the Company; provided, however, that nothing herein shall be deemed to limit or terminate the provisions of Proprietary Information, Inventions and Non-Competition Agreement executed by you or in any manner alter the terms of any Restricted Stock Unit Agreement entered into between you and the Company.

7.           This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of Massachusetts, without giving effect to the principles of choice of law or conflicts of law of Massachusetts and this Agreement shall be deemed to be performable in Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any state or federal court located in Massachusetts, and Executive hereby submits to the jurisdiction and venue of any such court.

8.           No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of the Board of Directors then in office at the time of such modification or waiver.

9.           You acknowledge that the services to be rendered by you to the Company are unique and personal in nature. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement may be assigned by the Company and shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

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Datawatch Corporation
4 Crosby Drive Bedford MA 01730	info@datawatch.com
T. 978 441 2200 | F. 978 441 1114	www.datawatch.com

Exhibit 10.1

If this letter correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

DATAWATCH CORPORATION

/s/ Brigid MacDonald
Brigid MacDonald
Vice President Human Resources

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.

ACCEPTED:

/s/ Ken Tacelli

Ken Tacelli

Datawatch Corporation
4 Crosby Drive Bedford MA 01730	info@datawatch.com
T. 978 441 2200 | F. 978 441 1114	www.datawatch.com